UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

INFOSPI, INC.
(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act of 1934

INFOSPI INC.
1720 Harrison Street, 18th Floor
Suite Penthouse A
Hollywood, Florida 33309

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being circulated to the shareholders of InfoSpi Inc., a Nevada corporation (which we refer to in this information statement as “we”, “us”, or “our”), in connection with the taking of corporate action without a meeting upon the written consent (the "Written Consent") of the holders of a majority of the outstanding shares of our $0.001 par value common stock (the "Common Stock"). The names of the shareholders who will be signing the Written Consent and their respective equity ownership are as follows: (i) Dror Svorai holding of record 12,500,000 shares of Common Stock (10.7%); (ii) Corporate Excellence Consulting Inc. holding of record 16,000,000 shares of Common Stock (13.7%); (iii) Financial Insights & Solutions Inc. holding of record 4,000,000 shares of Common Stock (3.4%); (iv) Eilay Maman holding of record 14,400,000 shares of Common Stock (12.3%); and (v)  Oyster Shell Investment LLLP holding of record 14,515,810 shares of Common Stock (12.4%).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As more completely described below, the matter upon which action is proposed to be taken is to adopt an amendment (the “Amendment”) to our Articles of Incorporation, as amended (the “Articles”), to: (i) increase our authorized capital structure by increasing the number of authorized shares of common stock, par value $0.001 (the “Common Stock”), from 350,000,000 shares of Common Stock to 750,000,000 shares of Common Stock; and (ii) ratify the prior amendment to the articles of incorporation increasing the number of authorized shares of common stock, par value $0.001, to 350,000,000  shares of Common Stock effected July 22, 2010 (the “2010 Amendment”).

The date, time and place at which action is to be taken by written consent on the matters to be acted upon, and at which consents are to be submitted, is January 18, 2011 at 10:00 a.m. (East Coast Time) at 1720 Harrison Street, 18th Floor, Suite Penthouse A, Hollywood, Florida 33309.

This information statement is being first sent or given to security holders on approximately January 13, 2011.

At least 5 days after the mailing of this information statement, we intend to file a certificate to accompany amended articles with the Nevada Secretary of State for effecting the amendment as described above. Such amendment will become effective when the certificate to accompany amended articles is filed with the Nevada Secretary of State.

Please note that this is not a request for your vote or a proxy statement, but rather an information statement designed to inform you of the proposed amendment and restatement of our articles of incorporation. No action is requested or required on your part.

Record Date and Voting Securities

On December 31, 2010, the Board of Directors authorized and approved, subject to shareholder approval, the corporate action, which the Board of Directors deemed to be in our best interests and our shareholders. The Board of Directors further authorized the preparation and circulation of this information statement and a shareholders' consent to the holders of a majority of the outstanding shares of our Common Stock.

There are currently 116,890,258 shares of our Common Stock outstanding, and each share of Common Stock is entitled to one vote. The Written Consent of ten (10) or less of our shareholders holding at least 58,445,130 shares of the Common Stock issued and outstanding is necessary to approve the matters being considered. The record date for determining shareholders entitled to vote or give Written Consent is December 31, 2011 (the "Record Date"). Except for the Common Stock, there is no other class of voting securities outstanding at this date.

The matters upon which action is proposed to be taken is the approval of the Amendment to our Articles to: (i) increase the authorized capital structure of the Company by increasing the number of authorized shares of Common Stock from 350,000,000 shares of Common Stock to 750,000,000 shares of Common Stock; and (ii) ratify the prior amendment to the articles of incorporation increasing the number of authorized shares of common stock, par value $0.001, to 350,000,000 shares of Common Stock effected July 22,  2010 (the “2010 Amendment”).

The cost of this Information Statement, consisting of printing, handling and mailing of the Information Statement and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding the Information Statement to the beneficial owners of the shares of Common Stock, will be paid by us.

Effective Date of the Amendment of Our Articles of Incorporation

To effect the amendment of our articles of incorporation as described above, we have to file our amended articles of incorporation with the Nevada Secretary of State. We intend to file our amended articles of incorporation with the Nevada Secretary of State at least 5 calendar days after the mailing of this information statement to our stockholders.

The full text of our amended articles of incorporation approved by our board of directors and the holders of the majority of the outstanding shares of our common stock is attached to this information statement as Schedule “A”.

Increase in the Number of Authorized Shares of Our Common Stock from 350,000,000 to 750,000,000

Our board of directors have approved an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 350,000,000 to 750,000,000 shares of common stock.

Our articles of incorporation, as amended, currently provide for authorized capital stock consisting of 350,000,000 shares of common stock with a par value of $0.001 per share, and 100,000,000 shares of preferred stock with a par value of $0.001. As of December 31, 2010, we had 116,890,258 shares of our common stock issued and outstanding.

Our board of directors believes that it is necessary and prudent to amend our articles of incorporation to increase the number of authorized shares of our common stock from 350,000,000 to 750,000,000 shares of common stock to allow us to issue additional shares of our common stock for the purposes described below, and for any other lawful purpose.

Purpose and Effect of Increase in the Number of Authorized Shares of Our Common Stock

Our board of directors believes that an increase in the number of authorized shares of our common stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. The increased reserve of shares available for issuance would give us the flexibility of using our common stock to raise capital and/or as consideration in acquiring other businesses.  Shares of our common stock carry no pre-emptive rights to purchase additional shares.

The increased reserve of shares available for issuance may also be used to facilitate public or private financings.  If sufficient operating funds cannot be generated by operations, we may need to, among other things, issue and sell our unregistered common stock, or securities convertible into our common stock, in private transactions. Such transactions might not be available on terms favorable to us, or at all. We may sell our common stock at prices less than the public trading price of our common stock at the time, and we may grant additional contractual rights to purchase our common stock not available to other holders of our common stock, such as warrants to purchase additional shares of our common stock or anti-dilution protections. We have no agreements in place for any financing at this time and have no agreements at this time to issue any of the additionally available authorized shares of our common stock for any financing. However, if we do not raise financing in the very near future, we may be unable to comply with our obligations and to continue operations of any kind.

We may seek opportunities to acquire business prospects. Such business prospects may be effected using shares of our common stock or other securities convertible into our common stock and/or by using capital that may need to be raised by selling such securities.  The current number of available authorized shares of our common stock limits our ability to effectuate such business prospects using shares of our common stock or issuing shares to raise capital to fund such expenses or for other purposes. In the event we were to successfully complete the business prospect, of which there is no assurance, we may as part of the prospect or venture be required to issue shares of our common stock which would consequently dilute the holdings of our current stockholders.

In addition, the increased reserve of shares available for issuance may be used for granting equity incentive awards to or compensating our directors, officers, employees and consultants, and those of our subsidiaries.  Our board of directors believes that it is critical to incentivize our directors, officers, employees and consultants, to increase our revenues and profitability, if any, and as a result, our market value, through equity incentive awards. Such equity incentive awards may also be used to attract and retain employees or in connection with potential acquisitions if we grant options to the employees of the acquired companies. Our board of directors believes that our ability to achieve our growth strategy may be impaired without additional authorized shares of our common stock that could be used to provide such equity incentives. We may also use the increased reserve of shares available for issuance to compensate our directors, officers, employees and consultants. We have no intentions at this time to issue any of the additionally available authorized shares of our common stock for granting equity incentive awards to our directors, officers, employees or consultants. However, we may owe our directors and officers considerable amounts and we may attempt to come to agreements with our directors and officers to compensate them for such services, at least in part, by payment of common shares.

The flexibility of our board of directors to issue additional shares of our common stock could also have an anti-takeover effect and enhance our ability to negotiate on behalf of our stockholders in a takeover situation.  The authorized but unissued shares of our common stock could be used by our board of directors to discourage, delay or make more difficult a change in the control of our company.  For example, such shares could be privately placed with purchasers who might align themselves with our board of directors in opposing a hostile takeover bid.  The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock.  Therefore, the increased reserve of shares available for issuance could facilitate future efforts by our board of directors to deter or prevent changes in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. The increase in our authorized capital stock, however, is not being effected in response to any effort of which we are aware to accumulate shares of our common stock or to obtain control of us.

The availability of additional shares of our common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action.  Upon the effectiveness of the amendment and restatement of our articles of incorporation, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of our common stock, except as may be required by applicable laws or rules.

The possible future issuance of shares of equity securities consisting of our common stock could affect our current stockholders in a number of ways, including the following:

•	Diluting the voting power of the current holders of our common stock;

•
diluting the market price of our common stock, to the extent that the shares of our common stock are issued and sold at prices below current trading prices of our common stock, or if the issuance consists of equity securities convertible into our common stock, to the extent that the securities provide for the conversion into our common stock at prices that could be below current trading prices of our common stock;

•	diluting the earnings per share and book value per share of the outstanding shares of our common stock; and

•	Making the payment of dividends on our common stock potentially more expensive.

Other than as disclosed above, we have no intentions, plans, proposals or arrangements, written or otherwise, at this time to issue any of the additionally available authorized shares of our common stock.

Description of Securities

Our current authorized capital stock consists of 350,000,000 shares of common stock with a par value of $0.001 per share and 100,000,000 shares of preferred stock with a par value of $0.001. Our board of directors and the holders of the majority of the outstanding shares of our common stock have approved an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 350,000,000 to 750,000,000 shares of common stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our bylaws provided that, generally, when a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy is sufficient to elect members of our board of directors or to decide any question brought before such meeting. Our bylaws provided that, generally, the holders of at least one third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business. Our articles of incorporation do not provide for cumulative voting in the election of directors. In addition, our bylaws provided that, generally, any action which may be taken by the vote of the stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power. Our board of directors by a majority vote at any meeting may amend our bylaws. Also any action required or permitted to be taken at any meeting of our board of directors may be taken without a meeting if a written consent thereto is signed by all members of our board of directors and such written consent is filed with the minutes of proceedings of our board of directors. Upon dissolution and liquidation, the holders of our common stock are entitled to share ratably in all net assets available for distribution to our stockholders after payment to creditors. The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Preferred Stock

Our Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed on vote per share, or without voting powers and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors and as are not stated and expressed in the Certificate of Incorporation, as amended.

BUSINESS OPERATIONS

Effective on November 25, 2010, Eilay Maman and Oyster Shell Investments LLLP (collectively, the “Seller”), who are the record holders of an aggregate 28,915,810 shares of our common stock entered into a share purchase agreement dated November 25, 2010 (the “Share Purchase Agreement”) with Dror Svorai (“Svorai”). In accordance with the terms and provisions of the Share Purchase Agreement, the Seller sold the 28,915,810 shares of our restricted common stock to Svorai at a price of $0.011 per share for a total purchase price of $325,000.00. The terms and provisions of the Share Purchase Agreement provide that: (i) $150,000 is to be paid upon execution (which as of the date of this Information Statement has been paid); (ii) $50,000 is due and owing on January 15, 2011; (iii) $50,000 is due and owing on February 15, 2011; and (iv) $75,000 is due and owing on March 15, 2011. Until the purchase price is paid in full by Svorai, the shares of common stock are being held in an escrow account to be release pro-rata to Svorai as the installments are paid to the Seller by Svorai.

The sale and purchase of the 28,915,810 shares of our common stock constitutes 29.8% of the total  issued and outstanding shares. In accordance with the further terms and provisions of the transactions, we issued an additional 12,500,000 shares of restricted common stock to Svorai pursuant to the appointment of Svorai as our sole officer and sole director. This resulted in a change in control. The source of funds used by Buyer to acquire the 28,915,810 shares of common stock of the Company were personal funds. It will also result in a change in business operations. As of the date of this Information, we are engaged in negotiations with respect to acquisition of a business opportunity.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages and positions held are as follows:

Name	Age	Position

Dror Svorai	42	President/Chief Executive Officer, Treasurer/Chief Financial Officer and a Director

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Dror Svorai. During the past ten years, Mr. Svoria has served in executive positions, including president and chief executive officer, and as a member of the board of directors of certain publicly traded companies. From 1995 to April 26, 2010, Mr. Svorai was the president and chief executive officer of Green LED Technologies, Inc., a Florida corporation, which he founded. On September 18, 2009, Green LED Technologies, Inc. was subsequently acquired by Hi Score Corporation.  The acquisition resulted in the appointment of Mr. Svorai as the president/chief executive officer and a director of Hi Score Corporation. In April 2010, Mr. Svorai resigned from his executive positions and as a director withg Hi Score Corporation. Prior to and during this period, Mr. Svorai also was involved in investment of real estate and as a business owner in the garment industry and the private jet industry. From 1997 until 2001, Mr. Svorai was the founder and chief executive officer of Ocean Drive of Orlando. From 1998 until 2003, Mr. Svorai was the founder and chief executive officer of Ocean Drive Fashion. From 2003 until 2006 Mr. Svorai was the founder and chief executive officer of the D & D Fashion Group Inc.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

As of the date of this Information Statement, we have not established an audit committee. We intend to establish an audit committee during fiscal year 2011. The Audit Committee's primary function will be to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The Audit Committee's primary duties and responsibilities will be to: (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) evaluate our quarterly financial performance as well as our compliance with laws and regulations; (iv) oversee management's establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent accountants, management and the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of the date of this Information Statement, the following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of the date of this Information Statement, there are 116,890,258 shares of common stock issued and outstanding.

Unless otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to such shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)

Officers and Directors:
Dror Svorai 1720 Harrison Street, 18th Floor Suite Penthouse A Hollywood, Florida 33020	12,500,000 (2)	10.7%
10% or Greater Owners
Oliver Danan 256 SW 5th Street Boca Raton, Florida 33432	16,666,300	14.3%
Corporate Excellence Consulting Inc. 1501 Fifth Avenue Suite 400 San Diego, California 92101	16,000,000	13.7%
Eilay Maman 230 174th Street, Unit 1101 Sunny Isles Beach, Florida 33160	14,400,000 (2)	12.3%
Oyster Shell Investment LLLP 2029 Adam Street, Suite B Hollywood, Florida 33020	14,515,810 (2)	12.4%

(1)	Based on 116,890,258 shares of common stock issued and outstanding as of the date of this Information Statement.
(2)
Mr. Svorai holds of record 12,500,000 shares of common stock. Upon payment of the full purchase price of $325,000, the 14,400,000 shares held of record by Eilay Maman (representing a 12.3% equity interest) and the 14,515,810 shares held of record by Oyster Shell Investment LLLP (representing a 12.4% equity interest) will be transferred to Dror Svorai upon full payment of the purchase price no later than March 15, 2011. As of the date of this Information Statement, the 28,915,810 shares are being held in escrow. In accordance with the terms and provisions of the Share Purchase Agreement, a certain number of shares have and will be periodically released and transferred to Mr. Svorai.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

None of our directors, officers or principal stockholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transactions, which has materially affected or will materially affect us during fiscal year ended December 31, 2009.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As of the date of this Information Statement, there are no persons identified by our management who have an interest in the matters to be acted upon nor who are in opposition to the matters to be acted upon.

As of the date of this Information Statement there are no persons who have been one of our directors or officers since the beginning of the last fiscal year or are currently one of our directors or officers that oppose any action to be taken by us.

APPROVAL OF AN AMENDMENT (THE “AMENDMENT”) TO THE COMPANY’S ARTICLES OF INCORPORATION,
AS AMENDED (THE “ARTICLES”),TO: (i) INCREASE THE AUTHORIZED CAPITAL BY INCREASING THE SHARES OF
COMMON STOCK FROM 350,000,000 TO 750,000,000 SHARES OF COMMON STOCK; AND (ii) RATIFY AND APPROVE THE PRIOR
 AMENDMENT TO THE ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK, PAR VALUE $0.001, TO 350,000,000 SHARES OF COMMON STOCK EFFECTED
JULY 22, 2010 (THE ‘2010 AMENDMENT”)

BOARD APPROVAL

Based upon review of a wide variety of factors considered in connection with its evaluation of the Amendment, the Board of Directors of the Company believes that it would be in the best interests of the Company and its shareholders to effectuate the Amendment and to ratify the 2010 Amendment. The Board of Directors recommends approval of the Amendment to the Articles to increase the authorized capital structure by increasing the shares of Common Stock from 350,000,000 shares to 750,000,000 shares of Common Stock.

The Board of Directors recommends ratification of the 2010 Amendment which increased the authorized capital structure to 350,000,000 shares of Common Stock.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of the annual report on Form 10-K or the Information Statement. In the event a shareholder desires to provide such notice to us, such notice may be given by mail to located at 1720 Harrison Street, 18th Floor, Suite Penthouse A, Hollywood, Florida 33309.

By Order of the Board of Directors

By:	/s/ Dror Svorai, President
Dror Svorai, President /Chief Executive Officer